Exhibit 4.2

SUPPLEMENTAL INDENTURE

This Supplemental Indenture (this “Supplemental Indenture”), dated as of December 22, 2003, by and among Great Lakes Dredge & Dock Company, a New Jersey corporation, Great Lakes Caribbean Dredging, Inc., a Delaware corporation, Dawson Marine Services Company, a Delaware corporation, North American Site Developers, Inc., a Massachusetts corporation, and Fifty-Three Dredging Corporation, a New Jersey corporation (each a “Guaranteeing Subsidiary” and, collectively, the “Guaranteeing Subsidiaries”), each of which is a direct or indirect subsidiary of Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Company”), the Company and BNY Midwest Trust Company, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, GLDD Merger Sub, Inc. (“GLDD”) has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of December 22, 2003, providing for the issuance of 7 3/4% Senior Subordinated Notes due 2013 (the “Notes”);

WHEREAS, upon the merger of GLDD with and into the Company pursuant to the Merger Agreement, all of the obligations of GLDD under the Indenture become obligations of the Company;

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and in the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, each Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.                                       Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                       Assumption of Obligations.  The Company hereby expressly assumes all of the respective obligations of GLDD as issuer of the Notes under the Indenture.

3.                                       Agreement to Guarantee.  Each of the Guaranteeing Subsidiaries hereby agrees to become subject to the terms of the Indenture as a Subsidiary Guarantor.

4.                                       Incorporation of Terms of Indenture.  The obligations of the Guaranteeing Subsidiaries under the Subsidiary Guarantees shall be governed in all respects by the terms of the Indenture and shall constitute a Subsidiary Guarantee thereunder.  Each of the Guaranteeing Subsidiaries shall be bound by the terms of the Indenture as they relate to the Subsidiary Guarantees.

5.                                       No Recourse Against Others.  No past, present or future director, officer, employee, incorporator or stockholder of any Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, the Indenture, any Subsidiary Guarantees or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver and release may not be effective to waive or release liabilities under the federal securities laws.

6.                                       Governing Law.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7.                                       Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

8.                                       Effect of Headings.  The headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

9.                                       Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of December 22, 2003.

GREAT LAKES DREDGE & DOCK CORPORATION

By:	/s/ Douglas B. Mackie
Name: Douglas B. Mackie
Title: President and Chief Executive Officer

GREAT LAKES DREDGE & DOCK COMPANY

By:	/s/ Douglas B. Mackie
Name: Douglas B. Mackie
Title: President and Chief Executive Officer

GREAT LAKES CARIBBEAN DREDGING, INC.

By:	/s/ Douglas B. Mackie
Name: Douglas B. Mackie
Title: President and Chief Executive Officer

DAWSON MARINE SERVICES COMPANY

By:	/s/ Douglas B. Mackie
Name: Douglas B. Mackie
Title: President and Chief Executive Officer

NORTH AMERICAN SITE DEVELOPERS, INC.

By:	/s/ Douglas B. Mackie
Name: Douglas B. Mackie
Title: Chief Executive Officer

FIFTY-THREE DREDGING CORPORATION

By:	/s/ Deborah A. Wensel
Name: Deborah A. Wensel
Title: Vice President

BNY MIDWEST TRUST COMPANY, AS TRUSTEE

By:	/s/ Mary Callahan
Name: Mary Callahan
Title: Assistant Vice President